Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 30, 2015	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

LOSS FOR THE FIRST QUARTER ENDED MARCH 31, 2015

TABLE GAMES CUTBACKS ANNOUNCED

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2015 and announced a cutback in table game operations.

The Company’s revenues for the first quarter of 2015 were $44,338,000 compared with $45,477,000 for the first quarter of 2014.

Gaming revenues of $38,776,000 were down 2.5% compared to the first quarter of last year, primarily from lower slot machine revenue and lower harness racing commissions.

Other operating revenues were $5,562,000 compared to $5,695,000 last year.  Occupancy levels in the Dover Downs Hotel were approximately 76% for the first quarter of 2015 compared with approximately 80% for the first quarter of 2014.

General and administrative expenses of $1,496,000 were higher than last year, primarily from employee separation costs.

Depreciation expense of $2,152,000 was down compared to $2,295,000 last year.

Interest expense decreased to $348,000 during the quarter as a result of lower fees and lower outstanding borrowings.

Net loss was ($352,000), or ($.01) per diluted share, compared with net loss of ($1,053,000), or ($.03) per diluted share for the first quarter of 2014.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “Unfortunately, this was yet another disappointing reporting period for the Company as we continue to experience competitive challenges and operate under the current unbalanced and outdated gaming revenue sharing formula under state law.

In 2014, prior to mandated payments to the state and horsemen, the company generated a healthy operating profit but, after taking these payments into account and despite expense reductions and the elimination of 21 positions through attrition, the company experienced a net loss for the year.

During this first quarter we reduced our headcount by an additional 10 employees and created additional efficiencies wherever possible, but were unable once again to overcome our mandated payments to others.

In light of our first quarter net loss and in order to comply with our fiduciary responsibility to our shareholders, we are announcing today the curtailment of our unprofitable table games operation.  Effective May 18th we will cease table game operations Mondays through Thursdays between the hours of 2 a.m. and 8 a.m.  This action, which we have delayed as long as we can, will eliminate an additional 24 positions and reduce our exposure to table game losses which, we expect, will help to improve performance going forward.  This further cutback is not a pleasant one to make, but unfortunately, in light of our position we must make it.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Gaming (1)	$38,776	$39,782
Other operating (2)	5,562	5,695
	44,338	45,477
Expenses:
Gaming	36,762	38,354
Other operating	3,887	4,396
General and administrative	1,496	1,393
Depreciation	2,152	2,295
	44,297	46,438

Operating earnings (loss)	41	(961)

Interest expense	(348)	(460)

Loss before income taxes	(307)	(1,421)

Income tax (expense) benefit	(45)	368

Net loss	$(352)	$(1,053)

Net loss per common share:
- Basic	$(0.01)	$(0.03)
- Diluted	$(0.01)	$(0.03)

Weighted average shares outstanding:
- Basic	32,083	31,959
- Diluted	32,083	31,959

(1)  Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)   Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash	$11,782	$10,079
Accounts receivable	4,454	3,838
Due from State of Delaware	2,655	7,258
Inventories	1,643	1,783
Prepaid expenses and other	2,209	2,324
Receivable from Dover Motorsports, Inc.	11	22
Income taxes receivable	—	6
Deferred income taxes	1,284	1,243
Total current assets	24,038	26,553

Property and equipment, net	150,427	152,107
Other assets	725	752
Deferred income taxes	376	404
Total assets	$175,566	$179,816

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,396	$3,975
Purses due horsemen	1,977	6,917
Accrued liabilities	10,633	8,196
Income taxes payable	71	—
Deferred revenue	592	389
Revolving line of credit	38,000	39,010
Total current liabilities	54,669	58,487

Liability for pension benefits	8,833	8,980
Total liabilities	63,502	67,467

Stockholders’ equity:
Common stock	1,799	1,788
Class A common stock	1,487	1,487
Additional paid-in capital	5,154	5,125
Retained earnings	108,277	108,629
Accumulated other comprehensive loss	(4,653)	(4,680)
Total stockholders’ equity	112,064	112,349
Total liabilities and stockholders’ equity	$175,566	$179,816

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Operating activities:
Net loss	$(352)	$(1,053)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,152	2,295
Amortization of credit facility origination fees	27	48
Stock-based compensation	105	162
Deferred income taxes	(31)	14
Changes in assets and liabilities:
Accounts receivable	(616)	(459)
Due from State of Delaware	4,603	5,327
Inventories	140	196
Prepaid expenses and other	121	187
Receivable from/payable to Dover Motorsports, Inc.	11	(4)
Accounts payable	(579)	(437)
Purses due horsemen	(4,940)	(5,779)
Accrued liabilities	2,437	(51)
Income taxes payable/receivable	78	(383)
Deferred revenue	203	(36)
Liability for pension benefits	(109)	(141)
Net cash provided by (used in) operating activities	3,250	(114)

Investing activities:
Capital expenditures	(472)	(210)
Net cash used in investing activities	(472)	(210)

Financing activities:
Borrowings from revolving line of credit	14,820	25,690
Repayments of revolving line of credit	(15,830)	(27,730)
Repurchase of common stock	(65)	(104)
Net cash used in financing activities	(1,075)	(2,144)

Net increase (decrease) in cash	1,703	(2,468)
Cash, beginning of period	10,079	12,950
Cash, end of period	$11,782	$10,482